Exhibit 99.1

NEWS RELEASE

Contacts:	J. Chris Boswell, SVP & CFO
Particle Drilling Technologies, Inc.
713-223-3031

Jack Lascar / Sheila Stuewe
DRG&E / 713-529-6600

PARTICLE DRILLING TECHNOLOGIES, INC. ANNOUNCES

$5.2 MILLION RIGHTS OFFERING

Houston – March 10, 2008 – Particle Drilling Technologies, Inc. (NASDAQ: PDRT) (the “Company”) today announced that it is planning to conduct a rights offering to raise approximately $5.2 million for working capital and for general corporate purposes.

In the proposed rights offering, all common shareholders will receive one non-transferable right to purchase 0.11025 shares of the Company’s common stock for each share that they hold of record as of 5:00 p.m., central time, on March 17, 2008. As fractional shares of the Company’s common stock will not be issued, in order to acquire one share of common stock in the rights offering, a rights holder will need to hold at least nine rights.   Shareholders will be able to exercise their rights to purchase shares until 5:00 p.m., central time, on April 16, 2008. The subscription price will be $1.50 per share for each share purchased. Shareholders who exercise their basic subscription right will also be able to exercise an oversubscription right.

In conjunction with the rights offering, two existing shareholders (the “Standby Purchasers”) have agreed to backstop the rights offering by agreeing to purchase any shares not purchased pursuant to the exercise of rights. To guarantee a minimum participation of the Standby Purchasers, the Company will grant the Standby Purchasers in the aggregate options to purchase up to 700,000 shares of common stock at the same price per share as in the rights offering.  These options will expire on the same date as the rights offering.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of such jurisdiction.

Particle Drilling Technologies, Inc., headquartered in Houston, Texas, is a development-stage oilfield service and technology company owning several patents and pending patents related to its Particle Impact Drilling technology. The Company’s technology is designed to enhance the rate-of-penetration function in the drilling process, particularly in hard rock drilling environments.

Certain statements in this press release that are not historical but are forward-looking are subject to known and unknown risks and uncertainties, which may cause PDTI’s actual results in future periods to be materially different from any future performance that may be suggested in this press release. Such risks and uncertainties may include, but are not limited to, PDTI’s ability to raise capital, if necessary, and its ability to obtain financing on acceptable terms, if at all, a worldwide downturn in the energy services sector, working capital constraints and other risks described in PDTI’s filings with the SEC. Further, PDTI is a development stage company that operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond PDTI’s control such as announcements by competitors and service providers.